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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT is effective as of the 17th day of May, 1996, by and between Capital Gaming International, Inc., a New Jersey corporation, (the "Company") and William S. Papazian (the "Employee") an individual, residing at P.O. Box 336, 894 Fawn Road, Lakeville, PA 18438.

                                    Recitals
         A.       Employee is presently employed under an Employment
Agreement made as of June 2, 1994; and
         B. It is deemed by the Company to be in the best interests of the Company and its shareholders and creditors to assure continuation of Employee's employment with the Company upon the terms and conditions set forth herein; and
         C. Employee desires assurance of a long-term future with the Company, and is willing to enter into a long-term agreement with the Company upon the terms and conditions set forth herein.
         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties hereby agree as follows:
                                    AGREEMENT
         1. Term of Employment: Unless earlier terminated as herein provided, the Term of Employee's employment with the Company shall be extended for a period of three (3) years and such term shall end on June 1, 1999; provided, however, that this Agreement and the Term of the Employee's employment with the Company hereunder shall automatically be extended for one year commencing on June 2, 1999 and on each successive one year anniversary of June 2, 1999 unless the Employee or the Company shall have given written notice to the other at least ninety (90) days prior to June 1, or any such anniversary of June 1, 1999 that the Term shall expire at the end of the then-current Term, as applicable. For purposes of this Agreement, the "Term" of this Agreement shall mean and include cumulatively (a) the initial term of this Agreement from the effective date hereof through June 1, 1999 and (b) any and all one-year extension(s) of the initial term of this Agreement. In the event of the occurrence of any of the one-year extensions of this Agreement, the Employee's salary and other compensation for the extension year shall be negotiated in good faith; and in the event that agreement is not reached by the beginning of the one-year extension period, then all of the terms of this Agreement in effect immediately prior to the commencement of the one-year extension shall be continued for the then-commencing year. Various provisions of this Agreement are intended to survive the expiration or termination of the Term as expressly stated therein.
         2. Duties and Authority of Employee: During the Term, the Employee shall be Senior Vice President, General Counsel and Corporate Secretary of the Company, and shall devote his best efforts to rendering services to the Company and its subsidiaries

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in such capacity. As Senior Vice President, General Counsel and Corporate
Secretary the Employee shall report to the Chief Executive Officer and the Board of Directors. The Employee shall perform such duties and services, consistent with his position as senior legal counsel to the Company, as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors. Employee warrants and agrees to use his best efforts to perform well and faithfully such duties and other reasonable executive duties and responsibilities, consistent with his position as Senior Vice President, General Counsel and Corporate Secretary as are properly assigned to him. Employee shall not be required, without his consent, to undertake responsibilities not commensurate with his position, nor shall the Company limit or restrict his authority or responsibility in the performance of those duties.
         3. Time to be Devoted to Employment. The Employee agrees to devote his full business time, attention, and energies to the best interests of the Corporation.
         4. Restrictions on Other Employment. During the Term of employment, the Employee agrees that, unless he has the express prior written approval of the Chairman of the Board of Directors or CEO of the Company, he shall not accept a membership on a Board of Directors, act as an officer, employee or consultant, or engage in any other business activity that would in any way conflict with the business of Company or the time needed by Employee to perform his duties. It is understood that the Employee's employment during the

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Term shall be on an exclusive basis, except that the Employee may, subject to the provisions of Paragraph 10 hereof, undertake, or continue to conduct, other business, civic, or charitable activities during the Term if such activities do not materially interfere, directly or indirectly, with the duties of the Employee hereunder, and do not compete with any business of the Company; provided, however, that no additional outside business activities shall be undertaken without the prior consent of the Board. Notwithstanding the foregoing, nothing contained in this Employment Agreement shall be deemed to preclude Employee from owning less than one percent (1%) in market value of the publicly traded capital stock of an entity, whether or not in competition with the business of the Company or its subsidiaries or affiliates, or from carrying on activities normally incident to managing passive investments. Employee shall be deemed to be engaged in or concerned with a duty or pursuit which is contrary to any provision of this Agreement only if he has received written notice to such effect, setting forth with reasonable specificity the basis of such claim, from the Company and has not, within thirty (30) days from the date of his receipt of any such written notice, initiated steps to eliminate his engagement in or concern with such duties or pursuits as are specified in such notice as being contrary to this Agreement.

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         5.       Obligations of the Company.   All obligations of the
Company hereunder shall in all respects be joint and several obligations of the Company and each of the subsidiaries of the Company.
         6.       Compensation:
                  a.       Salary:
                           i.       During the Term, the Employee shall be paid
a base salary (herein "Salary"), which may be increased, from time to time, at the election of the Board, or any committee of the Board to which such power has been delegated by the Board. Employee shall be entitled to annual salary reviews in June of each year of this Agreement (or as soon as is practicable after the fiscal year-end audit is complete). Because the Company anticipates that it will soon enter into discussions regarding its debt restructuring, Employee has voluntarily elected to defer discussions relating to an increase in his Salary which is currently One Hundred Sixty Thousand Dollars ($160,000) annually. The Company and the Employee agree to negotiate in good faith with respect to such increase in the Employee's Salary in conjunction with discussions concerning the Company's debt restructuring, said increase to be retroactive to April 1, 1996.
                           ii.      The Employee's Salary shall be paid in the
same installments which prevail for other senior corporate officers of the Company (but in no event less frequently than monthly), or such

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other installments as are agreed upon between the Employee and the
Company.
                  b. Bonus and Incentive Compensation: Employee shall be paid bonus or other additional cash compensation (herein "Incentive Compensation") in such amounts and at such times as shall be determined before the end of each fiscal year by the Executive Compensation Committee of the Board of Directors.
                  c. Stock Options: The Company acknowledges the grant, and the Employee acknowledges his receipt, of a total of 200,000 common stock purchase options.
                  d. Other Benefits: The Employee shall, to the extent deemed appropriate by the Board (or any applicable committee of the Board), participate at a level consistent with his rank as a senior executive in profit sharing, stock appreciation rights, stock bonus, stock option, deferred compensation, and other similar plans or benefits which are made available to other senior executives employed by the Company during the Term. Also, during the Term, Employee shall continue to participate in all fringe benefits and perquisites currently being provided to Employee and other senior executives of the Company. In the event that the Company establishes an individual or group retirement plan, or continues with the existing plan, the Employee shall be entitled to participate, to the extent deemed appropriate by the Board (or any applicable committee of the Board), in such retirement plan consistent with his rank in the Company. In addition, Employee

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shall participate, to the extent deemed appropriate by the Board (or any applicable committee of the Board), consistent with his rank in any other fringe benefits or perquisites hereafter adopted by the Company and made applicable to its senior executives. Further, during the Term, the Company will provide, at its expense, life, business travel, disability (in an amount sufficient to fund not more than Employee's Salary), medical, dental and hospitalization insurance for the Employee and his dependents in amounts and on terms as favorable as those provided for any other senior executive officer of the Company.
                  e. Withholding: All compensation shall be subject to normal required tax withholdings.
                  f. Reimbursement for Professional Memberships: The Corporation shall reimburse the Executive, in accordance with standard business practices of accounting and receipts, for the cost of all bar dues for jurisdictions in which Executive is or may be admitted to practice law, all professional association memberships reasonably attendant thereto and all continuing legal education and gaming conference expenses.
         7. Vacation: Employee shall be entitled to four (4) weeks vacation time for each year during the Term. At Employee's option, vacation may be taken, either in whole or in part, consecutively or not, in the year that Employee's entitlement to that vacation accrues or, if unused during such year, such vacation time shall be carried over (subject to no limitation on maximum accrual), and may

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be used in any subsequent year during the Term, provided that no more than thirty (30) days of vacation may be taken in any one calendar year. Upon termination of Employee's employment with the Company for any reason whatsoever, Employee shall be paid his Salary for all unused then accrued vacation (except for vacation days for which Employee shall have received payment pursuant to the immediately following sentence), at the Salary rate then existing at the date of termination of Employee's employment with the Company, with no limitation on the maximum accrual of such vacation days for which the Employee shall receive such payment. At any time or times upon written request made by Employee to the Company (with no limitation as to the number or frequency of such requests), Employee shall be paid his Salary for the quantity (as specified in such request) of the unused then accrued vacation days, at the Salary rate existing on the date of such request, with no limitation on the maximum accrual of such vacation days for which the Employee may receive such payment.
         8. Expenses: The Company will reimburse Employee for all expenses reasonably incurred by Employee in the performance of his duties under this Agreement. Reimbursement shall be made in accordance with the practices and requirements generally applied by the Company in connection with reimbursement of expenses incurred by its employees. In the event that the Company is ever the subject of an audit, and expenses of the Employee which the Company has reimbursed to the Employee pursuant to this Agreement are ever

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found to have been expended for a personal use by the Employee, such reimbursement of the Employee's business expenses shall be considered to be additional Salary, and the Employee shall not be liable for such reimbursed business expenses. It is understood that the Company will pay to Employee an automobile allowance. The Company also will pay for the insurance, operation, maintenance and repair of such car (including gasoline and oil), or a car used by Employee in lieu of a furnished car if Employee elects the automobile allowance. The allowance, all payments with respect to the automobile, and any other taxable benefits will be grossed-up for tax purposes for cash benefits, and taxes with respect to such benefits will be paid by the Company for non-cash benefits, so that Employee shall not be responsible for the payment of income taxes except with respect to his Salary and bonus.
         9.       Termination of Term and/or Agreement:
                  a.       Termination by the Company for Cause:
                           i.       The Company may, at any time, at its
election, terminate the Term for cause prior to the Term's expiration as a result of any of the following events: (1) Employee acting fraudulently in his relations with the Company or on behalf of the Company, (2) Employee misappropriating or doing material, intentional damage to the property of the Company, (3) Employee being convicted of a felony, (4) Employee's acts or omissions amounting to willful misconduct or recklessness by the Employee in the performance of his duties under this Agreement or the habitual

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neglect of such duties, (5) failure of the Employee to obtain or retain for any reason, any permit, license or approval which shall be required by any regulatory agency or entity with jurisdiction over any portion of the Company's business or any business of a subsidiary of the Company, or (6) any other material breach by the Employee of any of the terms of this Agreement.
                           ii.      Any such termination shall be effective upon
the Company's giving of written notice to the Employee setting forth in reasonable detail the grounds for the termination, provided, however, that in the event of a notice of termination under Paragraph 9(a)(i)(5) hereof, if Employee first failed to cure such condition within thirty (30) days after notice thereof or, if a cure was not possible within thirty (30) days, failed to take all diligent action within such period leading to a cure within 120 days after such notice, and if such cure is not completed within 120 days after such notice, the Company may elect to terminate the Term notwithstanding the Employee's diligent action to cure.
                           iii.     In the event that there is a termination of
the Term by the Company under this Paragraph 9(a), and the cause is solely the cause described under Paragraph 9(a)(i)(5) above, and not within any other subparagraph of Paragraph 9(a)(i), Employee shall be entitled to severance pay equivalent to one (1) year's Salary payable on the same basis as his Salary had been paid at the date of termination, and to the continuation of all fringe benefits and insurance described in Paragraph 6(d) for a one (1) year period

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following such termination (which continuation shall not, however, duplicate insurance already provided by Paragraph 6(d) for such period), provided that the actions or inactions of Employee leading to the loss of or failure to obtain or retain the applicable permit, license or approval were made in the good faith belief that his actions or inactions were for the benefit of, and in the best interests of, the Company, and not in violation of any law, and provided further that Employee used his best efforts to obtain or retain (as the case may be) such license, permit or approval.
                           iv.      In the event of a termination for cause
under this Paragraph 9(a), the Company's obligations to pay Salary and other compensation and benefits to the Employee shall terminate simultaneously with the effectiveness of the termination of the Term.
                  b. Disability: In the event that Employee shall become subject to a Disability (as defined below) during the Term, the Term shall immediately terminate, but the current Salary payable to Employee shall be continued for a period of (6) months, and shall thereafter be reduced to sixty percent (60%) of the Salary in effect at the date of the Disability, subject to maximum annual compensation equal to Employee's Salary then in effect. Such reduced compensation shall continue until the termination of Employee's Disability, the expiration of the Term, the Employee's attaining age 65, or the expiration of thirty-six (36) months from the inception of the Disability, whichever occurs first (the

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"Disability Period"). During any such Disability Period, the Company shall also keep in force for the benefit of Employee and Employee's dependents all life, health and medical insurance policies maintained for Employee's benefit under the terms of this Agreement, and Employee shall be considered to be employed for purposes of the vesting and accrual of benefits of all other plans and programs of the Company in which Employee is a participant, and which vest or accrue benefits over a period of time. All stock options which vest during the Disability Period shall be exercisable until the fifth (5th) anniversary date from the date they became first exercisable by Employee. Notwithstanding the foregoing, the Company shall not be required to add Employee to any bonus, profit sharing, stock bonus, stock option, deferred compensation, and other similar plans, or make any new awards to Employee under this Agreement with respect to such new or presently existing plans during the period of such Disability. All Salary payments pursuant to this Paragraph 9(b) due to Employee under its terms shall be reduced by any disability payments made in accordance with any existing disability program or disability insurance of the Company. Employee expressly acknowledges that the Company may obtain disability insurance with respect to the Employee in order to fund Salary payments to Employee during any period of Disability. Employee also expressly acknowledges that he will fully cooperate with the Company in submitting to all necessary physical or mental examinations requested by the Company

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in determining Employee's Disability. For purposes of this Agreement, Employee shall be deemed to have become subject to a disability (herein "Disability") if, because of any physical or mental condition, Employee shall be unable to perform his duties and responsibilities to the extent reasonably necessary for Employee to give the Company substantially the value of his services for a consecutive one hundred eighty (180) day period, or for an aggregate of one hundred eighty
(180) days within any period of twelve (12) consecutive months, and either the Company or the Employee shall thereafter give written notice to the other of such party's election that Employee be treated as subject to a Disability. The date of such Disability shall be the third calendar day immediately following transmittal of such written notice of Disability.
                  c. Death: The Term will automatically terminate upon the death of the Employee; however, the Company will pay death benefits equal to sixty percent (60%) of Employee's Salary (up to an annual maximum equal to Employee's then current Salary in effect) at his death to any surviving spouse of Employee (or, if there shall be no surviving spouse, to Employee's surviving children) for twelve (12) months after Employee's death, or so long as the spouse (or children, if applicable) survives Employee, whichever ends first, and there shall be full acceleration of vesting or exercisability upon death of all outstanding unvested stock options and stock awards, including, without limitation,

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those awards under the 1990 Stock Option Plan, as amended, or any similar stock plans or agreements of the Company (whether such awards are made before or after the date of this Agreement), and delivery to the appropriate person of all stock pursuant to the terms of any such plans or agreements. All stock options which have their vesting accelerated pursuant to this Paragraph 9(c) shall, notwithstanding the provisions of the relevant stock option agreement to which they pertain, terminate unless previously exercised by Employee's heirs or assigns prior to the fifth anniversary date from the date of Employee's death.
                  d.       Termination by the Company Without Cause:
                           i.       Termination Without Cause Described:  If,
during the Term, Employee is not re-elected to, or is removed from, the position of Senior Vice President, General Counsel and Corporate Secretary, or is otherwise not serving as the Senior Legal Counsel of the Company, other than pursuant to Paragraph 9(a),(b),(c) or (f), or if the Company otherwise materially breaches this Agreement and fails to complete the cure of such breach within thirty (30) days after written notice from Employee, then at any time within three (3) months after the date upon which Employee is removed from such position or the breach date, as the case may be, Employee may elect, by notice in writing to the Chief Executive Officer of the Company, to treat the situation as a "Termination Without Cause" of Employee's employment by the Company effective one (1) week after the notice, and to discontinue his

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obligations to perform services hereunder.  The Term shall end at such effective date.
                           ii.      Employee's Obligations After Termination
Without Cause: In the event of a Termination Without Cause, Employee's obligations under Paragraph 2 shall cease as of the date notice of such termination is given; provided, however, that all payments and benefits provided to Employee hereunder because of a Termination Without Cause shall be upon the condition of, and partly in consideration for, Employee's continued compliance with any covenants in this Agreement (including the covenants contained in Paragraph 10) which, by their terms, apply during the Term or thereafter.
                           iii.     Payments and Benefits to Employee after a
Termination Without Cause: In the event of any Termination Without Cause, the Company shall pay the Employee (a) within five (5) days of the date notice of such termination is given, any amounts which have become payable under other provisions of this Agreement, or other obligations of the Company to Employee which have accrued but have not yet been paid, including, without limitation, Salary earned prior to the date the notice is given and compensation for unused vacation, and (b) in accordance with the other provisions of this Agreement, all entitlements of Employee. The Company shall also be obligated as follows:
                                    (1)     Within five (5) days following the
date notice of such termination is given, the Company shall pay the

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Employee an amount equal to sixty (60%) percent of the present value of the sum of (x) all Salary which would have been earned but for such Termination Without Cause for a period of three (3) years commencing on the date of such Termination Without Cause based on Employee's then current Salary, plus (y) the present value of an amount determined by multiplying the amount of Incentive Compensation (as herein defined) earned by Employee for the last full fiscal year of the Company preceding the date of termination by three (3) ("Severance Compensation"). The term Incentive Compensation shall include compensation earned pursuant to any profit sharing, pension, bonus, stock option, stock bonus, deferred compensation and similar plans or arrangements. In making the present value calculation, the projected Incentive Compensation shall be assumed to be earned pro rata over three (3) years. For this purpose, the rate used for the determination of the present value shall be the average of the five (5) year treasury notes rate effective at the end of each of the six (6) calendar months immediately preceding the month in which the termination of employment occurs. The remaining forty (40%) percent of the Severance Compensation shall be paid to Employee in twelve (12) equal monthly installments commencing on the first month after the month in which Employee was terminated.
                                    (2)     During the remaining Term, the
Company shall keep in force for the benefit of Employee and Employee's dependents all life insurance policies maintained for Employee's

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benefit under the terms of this Agreement. During such period, the Company shall not be required to add Employee to any new profit sharing, stock bonus, stock option, bonus, deferred compensation, and other similar plans, or make any awards to Employee under this Agreement with respect to new or old plans of such nature. In the event of a Termination Without Cause, all existing stock options previously granted to Employee and any awards previously made to Employee under the 1990 Stock Option Plan, or any similar stock plans or agreements of the Company (whether made before or after this Agreement) shall be accelerated with respect to vesting or exercisability so as to become fully vested or exercisable immediately upon the effective date of Employee's Termination Without Cause pursuant to Paragraph 9(d)(i) above. All stock options which have their vesting accelerated pursuant to this Paragraph 9(d)(iii)(2) shall, notwithstanding the provisions of the relevant stock option agreement to which they pertain, terminate on the fifth anniversary date of the effective date of Employee's Termination Without Cause.
                                    (3)     Notwithstanding Paragraph
9(d)(iii)(2) above, any life insurance afforded Employee under this Agreement shall be only supplementary or secondary to any such protection provided by other employment or through Medicare.
                  e. Employee's Additional Election and Rights after a Change in Control:

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                           i.       Employee's Right to Elect Termination after
a Change in Control:
                                    (1)     Permitted Period for Elective
Termination: In the event of a Change in Control (as defined in Paragraph 15 hereof), Employee shall have the right to elect to terminate the Term (and his obligation to render services under this Agreement) by notice in writing to the Chief Executive Officer of the Company within twenty-four (24) months after the Change in Control.

                                    (2)     Payments and Benefits to Employee
after Elective Termination: If the Employee elects termination under Paragraph 9(e)(i)(1), the Employee shall be entitled to and the Company shall be obligated to provide the Employee with all rights and benefits he would be entitled to upon a Termination Without Cause pursuant to Paragraph 9(d)(iii).
                                    (3)     Limitation on Amounts:
                                            (a)      Notwithstanding the
foregoing, in the event that any payment or benefit received, or to be received, by Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or any other plan, arrangement or agreement with any person whose actions result in a Change in Control, or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), by the Company, an

                                       18

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affiliate or other person making such payment or providing such benefit, then, to the extent necessary to make such portion of the Total Payments deductible, the Total Payments shall be reduced in one of the two alternative orders set forth in Paragraph 9(e)(i)(3)(b) hereof.
                                            (b)      If the Total Payments all
become payable at approximately the same time, (i) the benefits under the first sentence of Paragraph 9(d)(iii)(2) shall first be reduced (if necessary, to zero), (ii) the payment pursuant to Paragraph 9(e)(iii), if applicable, shall then be reduced (if necessary, to zero), (iii) acceleration of vesting of awards under stock options, the 1990 Stock Option Plan, or any similar stock plans or agreements of the Company under Paragraph 9(d)(iii)(2) shall next be reduced (if necessary, to zero), and (iv) other portions of the Total Payments shall be reduced as necessary. If the Total Payments do not become due and payable at the same time, the respective Total Payments shall be paid in full in the order in which they become payable until any portion thereof would not be deductible, and such portion (and any subsequent portions) of the Total Payments shall be reduced to zero.

                                            (c)      For purposes of this
limitation, (i) no portion of the Total Payments, the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the date of termination shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the

                                       19

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opinion of tax counsel selected by the Company's independent auditors and acceptable to the Employee, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the payments in Paragraph 9(d)(iii) (1) through
(3), and Paragraph 9(e)(iii), if applicable, shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in Paragraphs 9(e)(i)(3)(c)(i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in Paragraph 9(e)(i)(3)(c)(ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. Notwithstanding any dispute as to the total amount to be paid to Employee, payments will be made with respect to the amounts clearly deductible under
Section 280G of the Code within the time period specified above in Paragraph 9(d)(iii) and 9(e)(iii), as applicable.
                                            (d)      If it is established,
pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Employee and the Company in applying the terms of this Paragraph 9(e)(i)(3), the

                                       20

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aggregate Total Payments paid to or for Employee's benefit are in an amount that would result in any portion of such Total Payments not being deductible by reason of Section 280G of the Code, then Employee shall have an obligation to pay the Company, on the fifth (5th) business day after demand by the Company, an amount equal to the sum of (i) the excess of the aggregate Total Payments paid to or for Employee's benefit over the aggregate Total Payments that could have been paid to or for Employee's benefit without any portion of such Total
Payments not being deductible by reason of Section 280G of the Code (such excess constituting a loan by the Company to Employee); and (ii) notwithstanding Paragraph 16(c) hereof, interest on the loan amount set forth in clause (i) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of Employee's receipt of such excess until the date of such payment.
                                    (4)     Employee's Obligations After
Elective Termination: If Employee elects to terminate his obligations to render services under this Agreement pursuant to Paragraph 9(e)(i)(1), his obligations under Paragraph 2 shall cease as of the date notice of such termination is given. Employee agrees that all payments made because of such elective termination shall be upon the condition of, and partly in consideration for, his continued compliance with any covenants under Paragraph 10 and Paragraph 11 of this Agreement, which by their terms apply during the Term, or thereafter.

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                           ii.      Agreement in Full Effect after a Change in
Control: Upon and after a Change in Control, until and unless Employee makes a written election pursuant to Paragraph 9(e)(i)(1), this Agreement shall continue in full force and effect, in accordance with all the provisions hereof.
                           iii.     Additional Payments and Provisions after
Termination Without Cause upon or after a Change in Control: In the event of a Termination Without Cause of Employee by the Company upon or after a Change in Control (or upon or after the occurrence of any other event which constitutes a change in ownership or effective control of the Company, or in the ownership of its assets, or which would be deemed to be such a change under Section 280G of the Code, or the regulations or other legal authority developed thereunder), the Company shall provide Employee with the payments and benefits required by Paragraph 9(d)(iii), and shall also pay Employee to the extent permitted by law and without regard to any forfeiture provisions, a lump sum payment equal to the benefits payable to Employee pursuant to any retirement plan which may be established for the benefit of Employee.
                  f. Voluntary Resignation: A "Voluntary Resignation" shall mean a termination of employment by the Employee on his own initiative other than a termination due to Disability or pursuant to Paragraph 9(e) hereof. Such a termination shall not be deemed a breach of this Agreement and shall entitle the Employee to all the rights and benefits to which he would be entitled in the event

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of a termination for cause pursuant to Paragraph 9(a) hereof, other than any special rights or benefits obtained in the event of a termination pursuant to Paragraph 9(a)(i)(5).
         10. Confidential Information: "Confidential Information" is defined as information obtained by Employee as a result of his current or prior positions with the Company, concerning the businesses, finances, clients, affairs, business plans, strategies, methods, results from operations, regulatory matters or investigations by others, and present and future plans relating to the Company, any subsidiaries, parent or affiliates thereof or any company formed or funded by the Company at any time for any reason or purpose whatsoever. It is not intended to include business information that is available in the public domain or information that was possessed by Employee prior to his employment with the Company. Employee agrees that he will not, at any time during or after the Term of employment, disclose, reproduce, assign or transfer to any person, firm, corporation or other business entity, except as required by law, any Confidential Information without the Company's express written consent; nor shall Employee make use of any such Confidential Information for his own purpose or for the benefit of any person, firm, corporation or other business entity, except the Company or any subsidiary or affiliate thereof. Upon termination of employment for any reason, Employee will immediately return all books, files, papers, records and documents (including those contained in computer disks) relating to the business of the Company.
         11. Right to Injunctive Relief: The Employee acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Employee breaches any of his obligations under Paragraph 10 above. Accordingly, the Employee agrees that the Company shall be entitled, in addition to, and not in lieu of, any other available remedies, to seek and obtain injunctive relief against any breach or prospective breach by the Employee of the Employee's obligations under Paragraph 10 of this Agreement, in any Federal or State court sitting in the State of New Jersey. The Employee hereby submits to the jurisdiction of those courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agrees that process may be served by registered mail, addressed to the last address of the Employee known to the Company, or in any other manner authorized by law.
         12.   Liability Insurance:
               a. Insurance: Subject only to the provisions of Paragraph 12(b) below, the Company hereby agrees that, so long as Employee shall continue to serve as a director, officer, employee or consultant of the Company (or shall continue at the request of the Company to serve as a director, officer, employee, partner, consultant, or agent of another corporation, partnership, joint venture, trust or other enterprise), and thereafter so long as

Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative by reason of the fact that Employee was a director, officer, or employee of the Company (or served in any of said other capacities), the Company will purchase and maintain in effect for the benefit of Employee one or more valid, binding and enforceable policies of directors and officers insurance providing, in all respects, aggregate coverage of at least $20,000,000, after a deductible payable by Employee of at least $150,000 (the "Insurance Policies").
                  b. Limitation on Company Obligation: The Company shall not be required to maintain the Insurance Policies in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then Board, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.
         c. Legal Malpractice Insurance: The Company agrees to exercise reasonable efforts to secure legal malpractice insurance to cover the Employee with respect to all legal matters relating to the Company in which the Employee is involved, provided such insurance is available for in-house general counsel.
         13.      Indemnity:

                  a. Subject only to the exclusions set forth in Paragraph 13(b) below and the restrictions set forth in the New Jersey Business Corporation Act, and in addition to any rights of Employee under the By-Laws of the Company, any applicable state law, Paragraph 12 of this Agreement, or any other agreement, the Company hereby further agrees to hold harmless and indemnify Employee:
                           i.       Against any and all expenses (including
attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company, its subsidiaries and/or affiliates) to which Employee is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that Employee is, was, or at any time becomes, a director, officer, employee, consultant, or agent of the Company (its subsidiaries and/or affiliates), or is, or was, serving, or at any time serves, at the request of the Company, as a director, officer, employee, consultant, partner, trustee or agent (regardless of his title) of another corporation, partnership, joint venture, trust or other enterprise; and
                           ii.      Otherwise to the fullest extent as may be
provided to Employee by the Company under the provisions of the By-

Laws of the Company and the New Jersey Business Corporation Act; and
                           iii.     From any and all income and excise taxes
(and interest and penalties relating thereto) imposed on Employee with reference to any payment under this Paragraph 13 (including, without limitation, payments in indemnity for such taxes).

                  b. Notwithstanding the foregoing, no indemnity pursuant to this Paragraph 13 shall be paid by the Company:
                           i.       except to the extent the aggregate of losses
to be indemnified thereunder exceed the sum of Five Hundred Dollars ($500), plus the amount of such losses for which the Employee has already been indemnified, either pursuant to the By-Laws of the Company or any subsidiary, or pursuant to any Insurance Policies purchased and maintained by the Company pursuant to Paragraph 12 above;
                           ii.      in respect to remuneration paid to Employee
if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;
                           iii.     on account of any suit in which judgment is
rendered against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company pursuant to the provisions of
Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or similar provisions of any Federal, state or local statutory law;

                           iv.      on account of actions or omissions by the
Employee which are finally adjudicated to have been material to the cause of action adjudicated and (x) were in breach of his duty of loyalty to the Company or its shareholders, (y) were not in good faith or involved a knowing violation of law or (z) resulted in receipt by Employee of an improper personal benefit; or
                           v.       if a final decision by a court having
jurisdiction in the matter shall determine that such indemnification to Employee is not lawful.
                  c. All agreements and obligations of the Company contained herein shall continue during the period Employee is a director, officer, employee, consultant or agent of the Company (or is, or was, serving at the request of the Company as a director, officer, employee, partner, consultant, or agent of another corporation, partnership, joint venture, trust or other enterprise), and shall continue thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Employee was an officer or director of the Company, or serving in any other capacity referred to herein.
                  d.       The Company shall not be liable to indemnify
Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Employee without Employee's written consent. Neither the Company nor Employee will unreasonably withhold consent to any proposed settlement.
                  e. The Company will pay all expenses immediately upon the presentment of bills for such expenses. Employee agrees that Employee will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Employee in the event, and only to the extent, that it shall be ultimately determined that Employee is not entitled to be indemnified by the Company for such expenses under the provisions of the applicable state statute, the By-Laws, this Agreement, or otherwise. This Agreement shall not affect any rights of Employee against the Company, any insurer, or any other person to seek indemnification or contribution.
                  f. If the Company fails to pay any expenses (including, without limiting the generality of the foregoing, legal fees and expenses incurred in defending any action, suit or proceeding), Employee shall be entitled to institute suit against the Company to compel such payment, and the Company shall pay Employee all costs and legal fees incurred in enforcing such right to prompt payment.
                  g. To the extent allowable under New Jersey law, the burden of proof with respect to any proceeding or determination with respect to employee's entitlement to indemnification under this Agreement shall be on the Company.

                  h. Neither the failure of the Company, its Board of Directors, independent legal counsel, nor its stockholders, to have made a determination that indemnification of the Employee is proper in the circumstances because he has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Company, its Board of Directors, independent legal counsel, or its shareholders, that the Employee has not met such applicable standard of conduct shall be a defense to any action on the part of Employee to recover indemnification under this Agreement, or create a presumption that Employee has not met the applicable standard of conduct.

         14.      Change in Control:
                  a. For purposes of this Agreement, "Change in Control" shall have the meaning given to the term "Change of Control" in Section 1.1 of the Indenture dated February 17, 1994 among the Company, certain of its subsidiaries and First Trust National Association, as Trustee, relating to the Company's $135,000,000 11 1/2% Senior Secured Notes due 2001 (the "Indenture"); provided, however, that for purposes of this Agreement, all references to "35% of the total voting power" of the Company in such definition shall be amended to read "25% of the total voting power."
         15.      Miscellaneous:
                  a. Employee Representations: The Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon the Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.
                  b. Termination of Employment Agreements: All other agreements between the Company and Employee with respect to employment (except stock option agreements) shall be terminated and superseded hereby upon execution of this Agreement.

                  c. Interest on Amounts Due: In the event any amount due either to Employee or the Company under this Agreement is not paid when due, it shall thereafter bear interest at the rate equivalent to the Citibank, N.A., New York, New York (or its successor), prime rate as it shall vary from time to time over the period until paid. Such interest shall be compounded on a monthly basis.

                  d. Key Man Insurance: Employee expressly acknowledges that the Company may obtain up to $5 million in Key Man insurance coverage with respect to Employee and Employee shall cooperate fully in order for the Company to obtain such insurance.
                  e. Priority Over Stock Option Agreements: In the event of a conflict between this Agreement and any of the stock option agreements previously entered into between the Company and Employee, the terms and conditions of this Agreement shall control.
                  f. Amendment: This Agreement shall not be changed or terminated except in writing signed by both parties.
                  g. Governing Law: This Agreement shall be governed by, and construed under, the substantial laws of the State of New Jersey without regard to choice of law doctrines.
                  h. Successors and Assigns: The terms and provisions of this Agreement shall inure to the benefit of the personal representatives, heirs and legatees of the Employee, and shall be binding upon and inure to the benefit of any successors or assigns of the Company. This Agreement shall survive any merger or voluntary or involuntary dissolution, and shall bind any person acquiring the Company's assets in such event.
                  i. Notices: Any notices or other communications required or permitted to be given under this Agreement shall be deemed given on the day when delivered in person, on the next day after being sent via overnight mail (such as Federal Express), or on the third business day after the day on which mailed by first class mail from within the United States of America addressed to the party receiving the communication at the principal office of the Company, or such other address as the party receiving the communication shall have designated to the other in writing.
                  j. Consents and Approvals: As to any paragraph of this Agreement providing for the consent or approval of any party to this Agreement, such provision shall be deemed to include the restriction that any such exercise of approval or consent shall be reasonable and not unreasonably denied regardless of whether such provision actually sets forth a specification that such an approval or consent shall not be unreasonably denied.
                  k. Severability: If any provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If the provision held invalid or substantially limited involves the compensation or benefits of Employee, Employee shall have the option for thirty (30) days following the final decision holding such provision to be invalid to terminate this Agreement by written notice to the Company.

                  l. Captions: Captions in this Agreement are merely to facilitate references, and shall not affect the interpretation of any of the provisions.
                  m. Dispute Resolution: Except as provided for in Paragraph 11 hereof, all claims or disputes regarding or arising out of this Agreement shall be resolved using arbitration. Such dispute shall be resolved pursuant to the procedural rules of the American Arbitration Association using a panel of three
(3) arbitrators. Either party may deliver a written demand for arbitration of the claim or dispute to the other and to the American Arbitration Association. Both parties must then select one (1) arbitrator no later than twenty (20) days after delivery and receipt of such notice of arbitration. Both such arbitrators shall have experience in the gaming industry. The third arbitrator will be selected by the first two arbitrators from a panel obtained from the American Arbitration Association and shall be an attorney. Once the panel is established, it shall hold a hearing in Trenton, New Jersey within thirty (30) days to resolve the dispute under the Agreement. The determination and award of the panel shall be binding on both parties and may be enforced in any court of competent jurisdiction.
                  n. Independent Counsel: Employee and the Company acknowledge and agree that the Company has been represented in connection with this Agreement by the law firm of Mason, Briody, Gallagher & Taylor and Employee has had an opportunity to consult with his own independent counsel with respect to this Agreement.
         IN WITNESS WHEREOF, this Agreement has been duly executed at Atlantic City, New Jersey, on the day and year first above written.

                                         CAPITAL GAMING INTERNATIONAL, INC.




Dated: May 17, 1996                      By: /s/ Edward M. Tracy
      --------------                        ----------------------------------
                                         Edward M. Tracy,
                                         Chief Executive Officer


                                         EMPLOYEE



Dated: May 17, 1996                      /s/ William S. Papazian
      --------------                     -------------------------------------
                                         William S. Papazian